Exhibit 99.1

ATTENTION DIRECT AND INDIRECT HOLDERS OF, AND PROSPECTIVE HOLDERS OF STOCK ISSUED BY CANO HEALTH, INC:

Upon the motion, dated February 5, 2024 (the “Motion”) of Cano Health, Inc. and certain of its subsidiaries, as debtors and debtors in possession in the chapter 11 cases (collectively, the “Debtors”) captioned as In re Cano Health, Inc., et al., No. 24-10164 (KBO) (the “Chapter 11 Cases”), on March 5, 2024, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), having jurisdiction over the Chapter 11 Cases, entered a final order establishing procedures (the “Stock Procedures”) with respect to transfers in the beneficial ownership (including directly or indirectly) of shares of Class A common stock of Cano Health, Inc. (“Common Stock”) and options to acquire beneficial ownership of Common Stock.

In certain circumstances, the Stock Procedures restrict transactions involving, and require notices of the holdings of and proposed transactions by, any person, group of persons, or entity that either (i) is a Substantial Stockholder of the Common Stock or (ii) as a result of such a transaction, would become a Substantial Stockholder of the Common Stock. For purposes of the Stock Procedures, a “Substantial Stockholder” is any person or entity (within the meaning of applicable regulations promulgated by the U.S. Department of the Treasury, including certain persons making a coordinated acquisition of stock) that beneficially owns (including options to acquire and direct or indirect ownership) at least 225,509 shares of Common Stock (representing approximately 4.75% of all issued and outstanding shares of Common Stock as of the Petition Date). Any prohibited acquisition or other transfer of Common Stock (including options to acquire beneficial ownership of Common Stock) will be null and void ab initio and may lead to contempt, compensatory damages, punitive damages, or sanctions being imposed by the Bankruptcy Court.

The Stock Procedures are available on the website of Kurtzman Carson Consultants LLC, the Debtors’ Court-approved claims agent, located at https://www.kccllc.net/CanoHealth, and on the docket of the Chapter 11 Cases, Docket No. 255, which can be accessed via PACER at https://www.pacer.gov.

A direct or indirect holder of, or prospective holder of, Common Stock that may be or become a Substantial Stockholder should consult the Stock Procedures.

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PLEASE TAKE FURTHER NOTICE that the requirements set forth in the Stock Procedures are in addition to the requirements of any applicable securities, corporate, and other laws and do not excuse non-compliance therewith.

Dated:	Wilmington, Delaware
March 6, 2024

/s/ Amanda R. Steele

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Michael J. Merchant (No. 3854)

Amanda R. Steele (No. 5530)

920 North King Street

Wilmington, Delaware 19801

Telephone: 302-651-7700

Email:   collins@rlf.com

     merchant@rlf.com

     steele@rlf.com

-and-

WEIL, GOTSHAL & MANGES LLP

Gary T. Holtzer (admitted pro hac vice)

Jessica Liou (admitted pro hac vice)

Matthew P. Goren (admitted pro hac vice)

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Emails:  gary.holtzer@weil.com

     jessica.liou@weil.com

     matthew.goren@weil.com

Attorneys for the Debtors
and the Debtors in Possession

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